Exhibit 5.3

Squire Patton Boggs (US) LLP
1 E. Washington St., Suite 2700 Phoenix, Arizona 85004 O +1 602 528 4000 F +1 602 253 8129 squirepattonboggs.com

April 6, 2021

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

We have acted as special Arizona counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and its subsidiaries Divested Litchfield Park Properties, Inc., an Arizona corporation (“DLPP”), and Goodyear Farms, Inc., an Arizona corporation (“Goodyear Farms”), and are rendering this opinion in connection with the prospectus, dated May 13, 2020 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated March 31, 2021 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on May 13, 2020 and the offer and sale of: (i) $550,000,000 in aggregate principal amount of the Company’s 5.250% Senior Notes due 2031 (the “2031 Notes”); (ii) $450,000,000 in aggregate principal amount of the Company’s 5.625% Senior Notes due 2033 (the “2033 Notes” and together with the 2031 Notes, the “Notes”); and (iii) guarantees of the Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), in each case to be issued pursuant to the Indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture, in respect of the 2031 Notes, dated as of April 6, 2021, among the Company, the Guarantors and the Trustee (the “Eighth Supplemental Indenture”), and the Ninth Supplemental Indenture, in respect of the 2033 Notes, dated as of April 6, 2021, among the Company, the Guarantors and the Trustee (the “Ninth Supplemental Indenture”) (the Base Indenture, as supplemented by the Eight Supplemental Indenture with respect to the 2031 Notes and the Ninth Supplemental Indenture with respect to the 2033 Notes, as applicable, the “Indenture”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information furnished by public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.

Based upon the foregoing, it is our opinion that each of DLPP and Goodyear Farms: (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of Arizona, (ii) possesses the corporate power and authority to execute, deliver and perform the Guarantees and the Indenture, and (iii) has duly authorized, executed and delivered the Guarantees and the Indenture.

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The Goodyear Tire & Rubber Company April 6, 2021 Page 2	Squire Patton Boggs (US) LLP

We are members of the bar of the State of Arizona. We do not express any opinion herein on any laws other than those of the State of Arizona.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Company’s Current Report on Form 8-K to be filed on April 6, 2021. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

Attachment: Schedule A — List of Guarantors

SCHEDULE A

Guarantors

Guarantors	State of Incorporation or Formation
Celeron Corporation	Delaware

Divested Companies Holding Company	Delaware

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Export Inc.	Delaware

Goodyear Farms, Inc.	Arizona

Goodyear International Corporation	Delaware

Goodyear Western Hemisphere Corporation	Delaware

Raben Tire Co., LLC	Indiana

T&WA, Inc.	Kentucky

Goodyear Canada Inc.	Ontario, Canada